Innodata Isogen
Three University Plaza
Hackensack, NJ 07601
Tel: (201) 371-2828
Fax: (201) 488-9099
For Immediate Release

News Release

Innodata Isogen Announces Strong 2007 Start with Significant Q4 2006 Wins

NEW YORK - January 10, 2007 - INNODATA ISOGEN, INC. (NASDAQ: INOD) announced today that it had secured several significant new projects in the fourth quarter of 2006. The company expects that these projects will produce approximately $9 million in revenues in 2007.

Steve Ford, CFO of Innodata Isogen, said “We project that revenues for 2007 will include an approximately $40 million head start consisting of the $9 million we are announcing today, $6 million from existing one-time projects, and $26 million of recurring revenue. This compares with $41 million of revenues that we project for all of 2006. We will be directing our sales efforts during 2007 to yield new business that drives 2007 revenues to a higher level.”

The new wins that the company expects will result in approximately $9 million of 2007 revenues consist of the following:

•	$4 million from an outsourced content creation project for a major multimedia publisher, which the company started working on last month;

•	$1 million from a content migration project for a major publisher that Innodata Isogen brought on as a new client in 2006;

•	$1.5 million from a content creation project for a major publisher of science and health information;

•	$1.5 million from a content conversion project for a new client - a major book publisher - building an online repository of electronic books;

•	$500,000 from digitization services for a new client - a major entertainment company; and

•
$500,000 from composition services for a new customer - a publisher of professional legal information - which chose Innodata Isogen’s hosted composition platform to enable it to reduce the time and cost of producing treatises and handbooks, delivering content over the Web and other digital devices in addition to print.

“These new wins demonstrate the continued progress we are making in developing our sales capability. That we are going into 2007 with the momentum we are announcing today means that the significant sales efforts presently underway are directed squarely to growth,” said Jack Abuhoff, Innodata Isogen CEO. “We now have 11 quota-bearing sales executives on board who are fully trained and deployed, and we are supporting these sales executives with marketing programs and management initiatives that are designed to drive growth.”

Innodata Isogen News Release
January 9, 2007

Abuhoff continued, “Our customers are increasing their investment in digital information, and are using our mix of technology systems and outsourcing services to manage the costs of their initiatives.”

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD) helps organizations create, manage and distribute information more effectively and economically, providing a comprehensive range of content-focused IT and BPO services to solve information management and publishing challenges.

We are headquartered in Hackensack, New Jersey, just outside of New York City. We have two additional solution centers in North America, seven production facilities in Asia (the Philippines, India and Sri Lanka) and a technology and tools development center in India.

Innodata Isogen (www.innodata-isogen.com) is named to both EContent magazine’s EContent 100 and KMWorld magazine’s 100 Companies That Matter In Knowledge Management. KMWorld also recognized the unique value of Innodata Isogen’s comprehensive content supply chain solutions in its Trend-Setting Products of 2006 annual honors.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company’s current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the Company’s contracts with its customers and the ability of customers to reduce, delay or terminate projects, depressed market conditions, changes in external market factors, the ability and willingness of the company’s clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company’s business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

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Contact
Steven L. Ford
Executive Vice President and CFO
201-371-2510
sford@innodata-isogen.com